Exhibit 2.1

Execution version

Strictly Private and Confidential

Certain schedules and exhibits to this Asset Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Asset Purchase Agreement

(1)	Vector BioSource, Inc

and

(2)	Grifols Bio Supplies Inc.

Dated July 22, 2026

Contents

1.	Definitions and interpretation	1
2.	Purchase and Sale	7
3.	Purchase Price, Payment of the Purchase Price and adjustments	9
4.	Earn-out Amount	9
5.	Pre-Closing Obligations	12
6.	Closing and Closing Conditions	13
7.	Representations and Warranties of the Seller	16
8.	Representations and Warranties of the Buyer	20
9.	Indemnification	21
10.	Additional Covenants and Agreements	24
11.	Termination	30
12.	Confidentiality	30
13.	Miscellaneous	31
Schedule 1
Schedule 2
Schedule 3
Schedule 4
Schedule 5
Schedule 6
Schedule 7
Schedule 8
Schedule 9
Schedule 10
Schedule 11
Schedule 12
Schedule 13

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 22, 2026 (the “Agreement Date”), by and between:

(1)	Vector Biosource Inc, a Wyoming corporation, with its principal place of business at 27 Glen Street, Suite 9C, Stoughton, MA 02072 (US) or its subsidary (“Buyer”); and

(2)	Grifols Bio Supplies Inc., a Tennessee corporation, with its principal place of business at 2410 Grifols Way, Los Angeles, California 90032 (“Seller”);

Buyer and the Seller are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

Recitals

(A)	Whereas the Seller is in the business of collecting blood and operating certain blood collection centers (the “Business”) at the locations set forth on Schedule 1 attached hereto (the “Blood Collection Centers”).

(B)	Whereas, Buyer and its Affiliates (as hereinafter defined) are engaged in the business of collecting and distributing whole blood as Research Use Only biospecimens.

(C)	Prior to the execution of this Agreement, the Buyer and its advisors have carried out a financial, commercial, legal, tax and labour review of the Blood Collection Centers, as well as of the Business, which has consisted in the review of the information contained in the VDR. The information contained in the VDR has been recorded in two (2) identical USBs, kept by each of the Parties.

(D)	Whereas, the Parties desire that Seller sells, assigns, transfers, conveys and delivers to Buyer, and that Buyer purchases and acquires from Seller, all of the right, title and interest of Seller in and to the Acquired Assets (as hereinafter defined) of the Business, and that Buyer assumes the Assumed Liabilities (as hereinafter specifically identified) of the Business, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the foregoing and the mutual promises of the Parties herein contained, the Parties hereby agree as follows:

1.	Definitions and interpretation

In this Agreement the definitions below shall have the meaning ascribed herein, unless the context otherwise requires:

“Accountants” has the meaning in Section 4.2(d).

“Accounting Rules” means United States generally accepted accounting principles (US GAAP), as promulgated by the Financial Accounting Standards Board and in effect from time to time.

“Acquired Assets” has the meaning given in Section 2.1(a).

“Action” means any demand, complaint, contest, claim, action, cause of action, investigation, legal proceeding, arbitration or suit (whether civil, criminal, administrative, investigative or informal).

“Adverse Actions” has the meaning given in Section 7.1(i).

“Affiliate” of any Person (as such term is defined below) means another Person that directly or indirectly, through one or more intermediaries, manages, or is managed by, controls, is controlled by, or is under common control with, such first Person.

“Agreement Date” has the meaning given in the Preamble.

“Agreement” has the meaning given in the Preamble.

“Applicable Laws” means all mandatory constitutions, laws, statutes, ordinances, treaties, rules, common law, ruling regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions, permits, approvals, concessions, grants, franchises, licenses, requirements, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority with jurisdiction over the corresponding subject matter, as applicable.

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“Assigned Contracts” means those Contracts listed on Schedule 2.

“Assumed Liabilities” has the meaning given in Section 2.3(a).

“Basket Amount” has the meaning given in Section 9.6.

“Blood Collection Centers” has the meaning given in Recital (A).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Los Angeles (California) and Memphis (Tennessee).

“Business” has the meaning given in Recital (A).

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as amended, and the regulations promulgated thereunder.

“Buyer Benefit Plans” means the employee benefit plans, programs, policies, and arrangements sponsored or maintained by Buyer or any of its Affiliates in which Transferred Employees become eligible to participate from and after the Transfer Date.

“Buyer Covenant Period” has the meaning given in Section 9.2(b).

“Buyer’s Representations Period” has the meaning given in Section 9.2(a).

“Buyer’s Indemnification Period” has the meaning given in Section 9.2(b).

“Cap” has the meaning given in Section 9.6.

“Closing” has the meaning given in Section 6.1.

“Closing Amount” has the meaning given in Section 3.2(a)(i).

“Closing Conditions” or “Conditions” means each of the conditions required to be complied, performed or waived by the applicable Party, as described in Section 6.2.

“Closing Date” has the meaning given in Section 6.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collection Materials” means all Seller’s inventory of those items identified in Schedule 3 which are in existence at the Blood Collection Centers on the Closing Date.

“Confidential Information” means (a) the existence and terms of this Agreement and (b) with respect to a Party (the “Receiving Party”) all written and oral information furnished to such Receiving Party regardless of the form in which it is furnished, as well as information stored in any storage medium, relating to the business of the other Party or the business of such other Party’s Affiliates (the “Disclosing Party”), whether furnished before or after the date hereof, including all notes, analyses, compilations, studies, forecasts, interpretations, business plans, records (including donor records), models, prototypes, equipment, written descriptions, and drawings, as well as any other technical and business information, structures, test data, photographs, formulae, processes, samples, software, studies, techniques, research and development, know-how and apparatus obtained by the Receiving Party through observation or examination of any of the Disclosing Party’s models, prototypes, equipment, documents, materials, or structures pertaining to the business of the Disclosing Party or discussions with the Disclosing Party pertaining to its business. Notwithstanding the foregoing, the term ‘Confidential Information’ does not include any such information which:

(a)	is disclosed to the Receiving Party without restriction by a third party lawfully in possession of such information and, to the knowledge of the Receiving Party, not under an obligation of nondisclosure;

(b)	is independently developed by or for the Receiving Party without reference to Confidential Information of the other Party, as evidenced by such Receiving Party’s written records;

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(c)	is known to the Receiving Party before receipt thereof from the Disclosing Party, as evidenced by the Receiving Party’s written records; or

(d)	is or becomes part of the public domain through no breach of this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, to which the Seller, solely with respect to the Business, is a party or by which any of the Acquired Assets are bound, or the extent otherwise related to the Blood Collection Centers.

“Control” (including, with correlative meanings, the terms “Controlled by”, “under common Control with”, and

“Controlling”) as used with respect to any Person, means the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“DMS” has the meaning given in Section 10.8(c).

“Disclosure Schedule” means Schedule 4.

“Dollars or $” means the lawful currency of the United States.

“Earn-out Amount” has the meaning given in Section 4.1(a).

“Earn-out Calculation Delivery Date” has the meaning given in Section 4.2(a).

“Earn-out Calculation Objection Notice” has the meaning given in Section 4.2(c).

“Earn-out Calculation Statement” has the meaning given in Section 4.2(a).

“Earn-out Calculation” has the meaning given in Section 4.2(a).

“Earn-out Period” means each of the calendar years 2026, 2027 and 2028.

“EBITDA” means, in respect of the Business, the earnings before interest, taxes, depreciation and amortization, calculated in accordance with the Accounting Rules, applied consistently with the last full financial year prior to Closing, and subject to the adjustments set out in Section 4.1(b).

“EBITDA Threshold” means One Million Five Hundred Thousand Dollars ($1,500,000) in any single calendar year during the Earn-out Period.

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the Environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S. C.§ 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning given in Section 2.2(a).

“Excluded Liabilities” has the meaning given in Section 2.4.

“Fairly Disclosed” means fairly disclosed in the VDR or in this Agreement in such a manner and in such detail or with sufficient explanation as to enable a professional investor to make a reasonably informed assessment of the nature and scope of the matter disclosed.

“FDA” means the United States Food and Drug Administration.

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“Fixtures and Equipment” means all furniture, fixtures, furnishings, machinery, equipment, supplies, laboratory instruments, information technology hardware and other tangible personal property exclusively used or held for use in the operation of the Business at the Blood Collection Centers, or if leased by the Seller, the Seller’s leasehold interest therein.

“Governmental Authority” means any United States federal, state, municipal or local or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof, or any arbitrator or arbitral body to the extent the Person in question has submitted to the jurisdiction of such arbitrator or arbitral body.

“Group” means, in relation to a Party, such Party together with any Person directly or indirectly Controlled by, Controlling, or under common Control with, such Party.

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent (including, without limitation, crude oil or any other petroleum product, asbestos, biomedical wastes and biohazardous materials) addressed by, subject to regulation under, or which can give rise to Liability or an obligation under, any Environmental Law.

“Improvements” has the meaning given in Section 7.1(e)(iv).

“Indemnification Period” has the meaning given in Section 9.2(b).

“Indemnified Party” means each Party and each of its Affiliates, and each of their respective officers, directors, employees and agents.

“Indemnifying Party” means the Party required to indemnify the other Party pursuant to Section 9.

“Interim Period” means the period from (and including) the date of this Agreement up to (and including) the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms.

“Inventory” means 1,000 liters of serum and all existing cell units at the Blood Collection Centers at Closing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Seller” means the actual knowledge of the officers and directors of the Seller.

“Laws” means all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar pronouncements of any Governmental Authority.

“Liability” means any indebtedness, assessment, lien, adverse claim, loss, damage, claim, fine, penalty or liability of any kind (whether known or unknown, whether asserted or unasserted, whether matured or unmatured, whether actual or potential, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether secured or unsecured, and whether due or to become due).

“Lien” means any lien, security interest, mortgage, pledge, levy, charge, hypothecation, conditional sale contract, claim, option, restrictive covenant or other similar encumbrance of any kind, whether arising by contract or by operation of Law in real or personal property relative to the Business.

“Long Stop Date” means the date which is nine (9) months from the date hereof.

“Losses” has the meaning given in Section 9.1.

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“Material Adverse Effect” means any change, condition, effect, circumstance, event, occurrence or state of facts or development that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, including, without limitation, financial condition, assets, liabilities or operations of the Business, excluding any such effect resulting from or arising in connection with: (i) the entering into or performance of this Agreement, the transactions contemplated by this Agreement or the announcement thereof; (ii) worldwide, national or local conditions or circumstances whether they are economic, political, regulatory or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters; (iii) changes in the markets or industry in which the Business operates; (iii) acts of war, terrorism, terrorist acts or similar perils; (iv) changes in general economic, financial, regulatory or political conditions; (v) changes in IFRS or GAAP; (vi) changes or proposed changes in Law; (vi) changes in the credit markets in general, including changes in interest rates or the availability of financing; (vii) any act or omission of the Seller prior to the Closing Date taken with the prior written consent or at the prior written request of the Buyer, provided that, in the case of each of Sections (i)-(vii), that such material adverse effect does not adversely affect Seller in a substantially disproportionate manner.

“Notice of Third-Party Claim” has the meaning given in Section 9.5(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, directive, assessment, arbitration award or other award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with the practice during the twelve (12) months prior to Closing.

“Owned Real Property” means all ownership interests in the real property owned by the Seller relating to the Blood Collection Centers further detailed in Schedule 5.

“Payroll Payment Period” means the date on which salary payments are made to the Transferred Employees by the Seller in each payroll cycle, as applicable from time to time

“Permits” means the regulatory approvals, authorizations, licenses, applications, agreements, franchises, certificates, applications, consents, confirmations, orders, waivers, permits and other permissions held by the Seller and exclusively relating to the Business issued by any Governmental Authority, as detailed in Schedule 6.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.

“Post-Closing Tax Period” means (a) any Tax period beginning on or after the Closing Date, and (b) with respect to a Straddle Period, the portion of such period beginning on or after the Closing Date and ending on the last day of such Straddle Period.

“Pre-Closing Tax Period” means (a) any Tax period ending before the Closing Date, and (b) with respect to a Straddle Period, the portion of such period beginning on the first day of such Straddle Period and ending before and not including the Closing Date.

“Purchase Price” has the meaning given in Section 3.1.

“Purchase Price Allocation” has the meaning given in Section 10.4

“Records” means any records held by the Seller with respect to the Blood Collection Centers relating to the collection of blood from a donor including to the extent assignable or transferable under applicable Laws (including but not limited to HIPAA), copies (electronic or otherwise) of all confidential and nonconfidential, personally identifiable or aggregated, donor data and donor records, donor eligibility files, screening information, testing data, records of collected material and final product yields; provided Seller may also keep copies of all data it is legally or contractually required to keep following Closing.

“Regulatory Authority” means any federal, state or local regulatory authority, agency, department, bureau or other governmental entity, including, without limitation, the FDA, which holds jurisdiction over and is responsible for issuing approvals, licenses, registrations or authorizations necessary for operation of the Blood Collection Centers, as applicable.

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“Representatives” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person or its subsidiaries, including such Person’s attorneys, accountants, consultants, financial advisors and agents.

“Resolution Period” has the meaning in Section 4.2(b).

“Review Period” has the meaning given in Section 4.2(b).

“Seller’s Business Representations Period” has the meaning given in Section 9.1(a).

“Seller Covenant Period” has the meaning given in Section 9.1(c).

“Seller’s Fundamental Representations Period” has the meaning given in Section 9.1(b).

“Seller’s Indemnification Period” has the meaning given in Section 9.1(c).

“Seller’s Representation Period” has the meaning given in Section 9.1(b).

“SOP” means the Seller’s standard operating procedures approved by the FDA for the collection and processing of the Blood Collection Centers prior to Closing Date and not included as Excluded Asset.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Surviving Provisions” means Sections 1, 12 and 13.

“Systems and Software Assets” means the information technology systems and software, including access credentials, user manuals, and licenses for eProgresa or other blood collection management systems used at the Blood Collection Centers, along with data retention, export, and integration rights, as further detailed in Schedule 7.

“Tax Claim” has the meaning given in Section 10.6(b).

“Tax Return” means any return, report or statement filed or required to be filed with any Governmental Authority with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Seller.

“Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments or charges in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.

“Third Party Claim” has the meaning given in Section 9.5(a).

“Threshold Amount” has the meaning given in Section 9.6(a).

“Trademark Materials” has the meaning given in Section 10.8(f).

“Transfer Date” has the meaning given in Section 10.2(b).

“Transferred Employees” has the meaning given in Section 10.2(a).

“Transferred Leased Real Property” the Seller’s leasehold interests in the real property at which the Blood Collection Centers are located and the Seller’s leasehold interests in the buildings and improvements located thereon, as further detailed in Schedule 8.

“Transferred Permits” means the transferred permits set forth in Schedule 9.

“Transition Services Agreement” means the transition services agreement to be entered into by and between the Seller and Buyer at Closing for post-Closing services to be provided by Seller for the benefit of Buyer with respect to the Blood Collection Centers substantially in the form attached as Schedule 10.

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“Unconditional Date” has the meaning given in Section 6.2(e).

“Use Period” has the meaning given in Section 10.8(f).

“VDR” means the virtual data room hosted by Intralinks titled “Project 5 Star” in connection with the transactions contemplated by this Agreement.

1.2	Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall not be construed for or against any Party hereto by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties hereto. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word “or” shall not be exclusive.

2.	Purchase and Sale

2.1	Acquired Assets

(a)	At Closing, Seller shall, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and receive from Seller for the Purchase Price, the following assets effective as of the Closing Date (the “Acquired Assets”):

(i)	the Transferred Leased Real Property;

(ii)	the Owned Real Property;

(iii)	the Assigned Contracts;

(iv)	the Fixtures and Equipment;

(v)	the Collection Materials;

(vi)	the Inventory;

(vii)	the Permits, other than the Excluded Permits;

(viii)	the Systems and Software Assets;

(ix)	the Records;

(x)	the SOPs;

(xi)	regulatory and compliance documentation, including inspection reports, audit histories, corrective and preventive action (CAPA) records, quality assurance and quality control files, validation and qualification documentation (including process validation, installation qualification (IQ), operational qualification (OQ) and performance qualification (PQ) records), personnel training and qualification records, blood establishment computarized system donor eligibility and testing validation records, quality and technical agreements and vendor qualification records, and all documentation related to FDA, CLIA in relation to the Business, and any applicable state and local associated documentation;

(xii)	all of the going concern value and goodwill relating to the Business.

(b)	The Seller may retain copies of any documentation or material related to the Acquired Assets, subject to the restrictions set forth in Section 12 (Confidentiality).

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2.2	Excluded Assets

(a)	Notwithstanding anything herein to the contrary, from and after the Closing Date, the Seller shall retain all of its right, title and interest in and to, and the Acquired Assets shall not include, the following assets and properties (such retained assets and properties being herein collectively referred to as the “Excluded Assets”):

(i)	all cash and cash equivalents on hand wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand on the Closing Date. This shall include unused cash cards, either by WireCard or 3PEA. If the cash card system is 3PEA, the kiosk that 3PEA installed at the Blood Collection Center and in connection with the 3PEA system is excluded as well;

(ii)	all security deposits;

(iii)	all accounts or notes receivable;

(iv)	all contracts, leases, agreements, arrangements and any other contracts to which Seller may be a party other than the Assigned Contracts and Transferred Leased Real Property;

(v)	any actions, causes of action, lawsuits, judgments, claims, rights to setoff and demands of any nature that arose or arise or relate to events that occurred on or prior to the Closing Date or that occur on or following the Closing Date to the extent the same arose or arise, as the case may be, out of or are related to any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(vi)	Seller’s name, logos, signage, websites, and other intellectual property;

(vii)	Any serum inventory exceeding the agreed the Inventory;

(viii)	all Tax assets (including prepayments, Tax attributes, Tax credits, Tax losses and Tax refunds) arising out of, relating to, or in respect of the Business or the Acquired Assets with respect to any Pre-Closing Tax Periods;

(ix)	Systems and Software Assets specially required for the operation of Seller’s donor management system (i.e., handheld PDAs and donor questionnaire kiosks) or other Blood Collection Center assets that will not or cannot be used by Buyer beyond the period covered by the Transition Services Agreement;

(x)	all Standard Operating Procedures (SOPs) for processing and testing conducted at the Seller’s California-based laboratory registered with the FDA (for the avoidance of doubt, such manufacturing SOPs are independent of, and distinct from, the SOPs required to operate the Blood Collection Centers);

(xi)	the operative FDA license to operate all or any of the Blood Collection Centers, and

(xii)	any other asset not exclusively related to the Business or expressly included as an Acquired Asset.

2.3	Assumed Liabilities

(a)	From and after the Closing Date, the Buyer agrees to assume and to fully pay, discharge, satisfy and perform when due the following liabilities and obligations of the Seller (the “Assumed Liabilities”):

(i)	all Liabilities and obligations arising out of the use of the Acquired Assets or operation of the Business on and after the Closing Date;

(ii)	all obligations of the Seller to the extent relating to the Business or the Acquired Assets, to the extent relating to any period beginning on and after the Closing Date;

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(iii)	all Liabilities and obligations arising on and after the Closing Date with respect to the Transferred Employees, subject to Section 10.2;

(iv)	all Liabilities and obligations arising out or in connection with any Transferred Permits on and after the Closing Date; and

(v)	(A) all Liabilities for Taxes relating to, or arising out of or imposed on the Business or the Acquired Assets in any Post-Closing Tax Period (including all apportioned obligations allocated to Buyer pursuant to Section 10.6(c), and (B) all Transfer Taxes in accordance with Section 10.5.

2.4	Excluded Liabilities

Notwithstanding anything set forth herein to the contrary, Buyer shall not assume or agree to pay, perform or discharge, and Seller shall remain unconditionally liable for all Liabilities of Seller including, but not limited to, any and all Liabilities accruing prior to the Closing Date other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). All Liabilities and obligations the Business or associated to the Acquired Assets not being expressly assumed by Buyer under this Agreement shall be retained by the Seller and are included in Excluded Liabilities.

3.	Purchase Price, Payment of the Purchase Price and adjustments

3.1	Purchase Price

In exchange of the Acquired Assets and Assumed Liabilities (and subject to the adjustment set forth herein) Buyer shall pay to the Seller the amount resulting from the following:

(a)	Three Million Five Hundred Thousand Dollars ($3,500,000.00); plus

(b)	Earn-out Amount, where applicable

(the “Purchase Price”).

3.2	Payment of Purchase Price

(a)	The Purchase Price shall be paid by Buyer to Seller as follows:

(i)	On the Closing Date, amount equivalent to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Closing Amount”); and

(ii)	the Earn-out Amount, where applicable, in accordance with Section 4.

(b)	The Closing Amount shall be paid in full by the Buyer to the Seller by means of wire transfer of immediately available funds to a bank account designated by the Seller.

4.	Earn-out Amount

4.1	Earn-out Amount

(a)	Buyer shall pay to the Seller an additional amount of One Million Dollars ($1,000,000) (the “Earn-out Amount”) if the EBITDA of the Business for any calendar year during the Earn-out Period equal to or greater than the EBITDA Threshold.

(b)	EBITDA shall be calculated in accordance with Accounting Rules consistently applied and excluding from the calculation of EBITDA the following:

(i)	any cost, expense or charge allocated by Buyer or any of its Affiliates to the Business in respect of corporate services, overheads, management fees, administration, IT, human resources or similar items, unless such charges or charges of a similar and equivalent type were allocated to the Business prior to Closing on a consistent basis;

(ii)	any extraordinary or non-recurring costs directly related to Buyer’s acquisition of the Business, including adviser fees, integration costs and restructuring charges;

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(iii)	any change in accounting policy introduced by Buyer after Closing that was not applied in the Business’s accounts prior to Closing; and

(iv)	any depreciation or amortization arising from fair value adjustments (purchase price allocation) made in connection with the transactions contemplated by this Agreement.

4.2	Procedures Applicable to Determination of the Earn-out Amount

(a)	No later than forty five (45) calendar days after the end of each calendar year during the Earn-out Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to the Seller a written statement (an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for such calendar year and whether the Earn-out Amount accrues or not (an “Earn-out Calculation”). The Earn-out Calculation Statement shall be accompanied by: (A) the financial statements of the Business for the relevant year prepared in accordance with Accounting Rules; (B) a detailed breakdown of all adjustments made to EBITDA pursuant to Section 4.1(b); and (C) all supporting documentation reasonably necessary to verify the calculation.

(b)	The Seller shall have sixty (60) days after receipt of each Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, the Seller and its accountants and representatives shall have the right to inspect Buyer’s books and records during normal business hours, upon reasonable prior notice and solely for purposes reasonably related to the determination of EBITDA. The Review Period shall be automatically suspended and shall not commence until Buyer has delivered to the Seller the Earn-out Calculation Statement together with all supporting documentation referred to in Section 4.1(b) in its entirety.

(c)	Prior to the expiration of the Review Period, the Seller may object to the Earn-out Calculation by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by the Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation shall be final and binding on the Parties for such calendar year and shall not be subject to dispute or appeal and shall be deemed part of the final Earn-out Calculation Statement.

(d)	If the Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and the Seller shall negotiate in good faith to resolve the disputed items within twenty (20) Business Days after such notice has been given (the “Resolution Period”).Any disputed items which are so resolved and agreed between Buyer and Seller shall be in writing and shall become final and binding on the Parties, shall not be subject to dispute or appeal and shall be deemed part of the final Earn-out Calculation Statement. If Buyer and the Seller are unable to reach agreement within such period then matter shall be referred for determination to an independent nationally recognized accounting firm in U.S. mutually acceptable to the Buyer and the Seller (the “Accountants”). The Accountants shall be engaged jointly by the Buyer and the Seller on terms mutually agreed. If the Parties do not agree the identity of the Accountants within 5 (five) Business Days from the end of the Resolution Period, they shall each be entitled to appoint one independent nationally recognized accounting firm in the U.S., which shall jointly select a third independent nationally recognized accounting firm in the U.S., and the Parties shall then appoint such third independent nationally recognized accounting firm as the Accountants.

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(e)	The Buyer and the Seller shall instruct the Accountants to use commercially reasonable efforts to render their determination as soon as practicable, and each shall cooperate with the Accountants and shall provide the Accountants with reasonable access to its books, records, personnel and Representatives and such other information as the Accountants may require in order to render their determination. The scope of the Accountants’ engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Earn-out Calculation Objection Notice. In their review of the value of the disputed amount, the Accountants will apply the Accounting Rules and the applicable accounting principles, practices and methodologies in the same manner and consistent with past practices applied to the Business.

(f)	The Earn-out Calculation Statement (to the extent not disputed within the specified period by the Seller), any mutually agreed written settlement of any such dispute concerning the Earn-out Calculation Statement, or any determination of disputed items by the Accountants shall be final, conclusive and binding on the Parties hereto absent manifest error and the amount resulting thereto shall be deemed the final inventory for the binding on the Parties.

(g)	The fees and expenses of the Accountants shall be borne by the Seller and Buyer in proportion to the amounts by which their respective calculations of EBITDA differ from the EBITDA as finally determined by the Accountants.

4.3	Payment of the Earn-out Amount.

(a)	If during any Earn-out Period the Earn-out Threshold is reached, then Buyer shall pay in the full Earn-out Amount within thirty (30) days after the date on which the Parties agreed or, where applicable, the Accountants determined that the Earn-out Threshold has been achieved by means of wiring such amount at bank account designated by the Seller.

(b)	If the EBITDA Threshold is not met in any calendar year during the Earn-out Period, then no Earn-out Amount shall be due and payable to the Seller

4.4	Other Earn-out covenants and undertakings of the Buyer

(a)	From Closing and until the earlier of (i) the Earn-out Period; and (ii) the date of the payment of the Earn-Out Amount, Buyer undertakes to carry out the Business only in the Ordinary Course of Business, in a manner consistent with the maximization of the EBITDA of the Business, not to take any of the following actions without the prior written consent of the Seller, where such actions would have a materially adverse impact on the EBITDA of the Business

(i)	take any action, or omit any action, with the primary purpose of reducing of avoiding the payment of the Earn-out Amount;

(ii)	materially change the nature, scope, or conduct of the Business;

(iii)	transfer, sell, liquidate or encumber material assets of the Business outside the Ordinary Course of Business;

(iv)	divert customers, contracts, revenues or opportunities of the Business to other entities or centres within Buyer’s group or to third parties;

(v)	allocate to the Business corporate costs or intercompany charges or enter into any related-party transactions affecting the business other than on arm’s length terms;

(vi)	materially reduce or increase the staff of the Business or the resources necessary for its operation, except in the Ordinary Course of Business; or

(vii)	modify the sales prices or commercial terms of the Business in a manner that would materially reduce its revenues without reasonable business justification.

(b)	Buyer shall further: (A) maintain complete, accurate and separate accounting records in relation to the Business enabling the calculation of EBITDA in a transparent and verifiable manner; and (B) provide the Seller, within forty-five (45) days following the close of each calendar quarter of the Earn-out Period, with a quarterly financial report (including a balance sheet and a profit and loss account) of the Business in sufficient detail to enable the Seller to monitor cumulative EBITDA.

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(c)	In the event of any breach of this clause that has adversely affected the EBITDA of the Business or the Earn-out Amount, the EBITDA of the Business shall be equitably adjusted to reflect the amount that would have been payable absent such breach, as reasonably determined in good faith.

(d)	Any payment (or deemed payment) of an Earn-out Amount made pursuant to this Section 4.4 shall be treated as an adjustment to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

5.	Pre-Closing Obligations

5.1	Except as otherwise expressly provided in this Agreement or otherwise agreed upon in writing by the Parties, Seller undertakes, during the Interim Period to:

(a)	operate the Business in its Ordinary Course of Business so as to maintain the Business as a going concern and not discontinue or cease to operate all or a material part of the Business;

(b)	not acquire or dispose of, or agree to acquire or dispose of, any asset except in the Ordinary Course of Business;

(c)	not create, or agree to create, any encumbrance over the Business or any Acquired Asset, except in the Ordinary Course of Business; and,

(d)	not grant, modify, agree to terminate or permit the lapse of any Assigned Contract.

5.2	The Seller shall not and none of its officers, directors or employees shall: (i) be prevented from undertaking or agreeing to effect, (ii) be required to obtain the prior consent of the Buyer in relation to, or (iii) incur any liability as regards the Buyer as a result of undertaking or agreeing to effect, any of the following on or prior to Closing:

(a)	any action (or omission to act) which is required by law, court order, or published advice, directions or rules from any Governmental Authority which is applicable to the Seller or the Business;

(b)	any action where failure to take such action would result in a violation of applicable laws (including any competition/anti-trust laws and/or foreign investment laws);

(c)	the implementation of any transaction or the taking of any action expressly permitted or provided for by this Agreement or any agreements mentioned in it; and

(d)	the implementation of any transaction or the taking of any action (or omitting to take any action) expressly consented in writing by the Buyer.

5.3	The Seller shall procure that, during the Interim Period and upon a written request, the Buyer and its advisers are provided with quarterly income statements of the Business within thirty (30) days following the end of each calendar quarter.

5.4	Prior to Closing, Seller shall provide Buyer with a written disclosure identifying each employee on FMLA leave (including intermittent leave), ADA accommodation (active or pending), workers’ compensation leave, short-term or long-term disability leave, or any other protected leave or accommodation status, together with the nature and anticipated duration thereof, and any pending accommodation requests or disputes. Seller shall also provide a list of all current COBRA participants, including premium payment status, any arrears, pending qualifying events, and remaining COBRA eligibility periods.

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6.	Closing and Closing Conditions

6.1	Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of signed documents by PDF or other electronic means or shall take place virtually, effective as at 12:01 a.m. ET, on the first day of the following Payroll Payment Period immediately following the Business Day in which the Unconditional Date takes place (provided that the Unconditional Date is at least 5 days before the end of a Payroll Payment Period, otherwise the Closing shall be the first day of the end of the second Payroll Payment Period immediately following the Payroll Payment Period in which the Unconditional Date), or at such other place, date or time as the Parties may mutually agree in writing (the “Closing Date”).

6.2	Closing Conditions

(a)	Closing Conditions to Seller and Buyer

The respective obligations of each of the Seller and Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(i)	there shall not have been issued and be in effect any material order, decree or judgment of any court or tribunal or governmental authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereunder;

(ii)	the authorizations, consents, waivers and approvals set forth on Schedule 11 shall have been obtained;

(iii)	the Buyer shall obtain a new and separate FDA license to operate the Acquired Assets, independent from the current Seller’s existing FDA license;

(iv)	the Buyer shall obtain a new and separate (i) CLIA certification within Tennessee and any other state where the Buyer operates the Business and (ii) waste management permit issued by the Miami city board, both independent from the current Seller’s existing CLIA certifications and waste management permits; and

(v)	this Agreement has not been terminated in accordance with Section 11.

(b)	Buyer’s Closing Conditions

The obligation of the Buyer to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction by the Seller or the waiver by the Buyer, if permissible under Applicable Law, on or prior to the Closing Date, of each of the following conditions:

(i)	each of the representations and warranties of the Seller contained in this Agreement (as per Section 7) shall be true and correct in all material respects as of the date hereof and the Closing Date (disregarding any materiality qualifications contained therein), except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, provided that the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)	the Seller shall have performed and complied in all material respects with all covenants required by it to be performed or complied with hereunder on or prior to the Closing Date; provided, however, that the Buyer, to the extent aware thereof, shall notify the Seller of any material failure to so perform or comply and shall provide the Seller with a reasonable opportunity to cure such failure to perform or comply, not to exceed fifteen (15) days; and

(iii)	Buyer shall have received each of the items required to be delivered to it pursuant to Section 6.3(a).

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(c)	Seller’s Closing Conditions

The obligation of the Seller to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction by the Buyer or the waiver by the Seller, if permissible under Applicable Law, on or prior to the Closing Date of each of the following conditions:

(i)	each of the representations and warranties of Buyer contained in this Agreement (as per Section 8) shall be true and correct in all material respects as of the date hereof and the Closing Date (disregarding any materiality qualifications contained therein), except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, provided that the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;

(ii)	Buyer shall have performed and complied in all material respects with all covenants required by it to be performed or complied with hereunder on or prior to the Closing Date; provided, however, that Seller, to the extent aware thereof, shall notify the Buyer of any material failure to so perform or comply and shall provide the Buyer with a reasonable opportunity to cure such failure to perform or comply, not to exceed fifteen (15) days; and

(iii)	Seller shall have received each of the items required to be delivered to it pursuant to Section 6.3(b).

(d)	Undertakings by the Parties regarding the Conditions

(i)	Without prejudice of any specific undertakings in respect of the Closing Conditions, each Party agrees to use all reasonable endeavors to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable laws, to ensure that the Closing Conditions are satisfied as soon as possible after the date of this Agreement and in any event prior to the Long Stop Date; provided, however, that no Party shall be required to take or agree to undertake any action pursuant to this Section 6.2(d)(i), including entering into any consent decree, hold separate order or other arrangement, that would require the divestiture or holding separate of any assets or voting securities of such Party or any of its respective Affiliates.

(ii)	In the event that any Party shall at any time become aware of: (i) the satisfaction or non-satisfaction of any Closing Condition, or (ii) any circumstance that could reasonably be expected to prevent, materially delay, hinder or frustrate the satisfaction of any of the Closing Conditions on or before the Long Stop Date, the relevant Party shall as soon as practicable (no later than two (2) Business Days) deliver written notice thereof to the other Parties.

(e)	Unconditional Date

The first Business Day on or by which the Closing Conditions set out in Sections 6.2(a), 6.2(b) and 6.2(c) have been fulfilled or waived in accordance with this Agreement (or such other date as the Parties agree in writing) shall be the “Unconditional Date”.

6.3	Deliverables at Closing

On the Closing Date:

(a)	The Seller shall deliver or cause to be delivered to the Buyer the following executed instruments:

(i)	an invoice of the Acquired Assets as;

(ii)	written evidence of fulfilment of the Condition set out in Section 6.2(a)(ii);

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(iii)	a certificate signed by a duly authorized officer of the Seller confirming that the Conditions set out in Sections 6.2(a)(i), 6.2(a)(v) and 6.2(b) have, to the Seller’s Knowledge, been fulfilled.

(iv)	copies of each assignment and assumption agreement with respect to any Assigned Contracts, Transferred Leased Real Property or Systems and Software Assets, duly executed by Seller;

(v)	an IRS Form W-9, Request for Taxpayer Identification Number and Certification;

(vi)	one (1) or more copies of the Transition Services Agreement executed by the Seller;

(vii)	one (1) or more executed copies of the transfer deed for transferring the Owned Real Property, substantially in the form attached as Schedule 12;

(viii)	complete copies of all Vista SOPs applicable to the processing of whole blood samples collected from the Blood Collection Centers being sold. For the avoidance of doubt, such copies the Buyer may use solely for reference purposes in connection with the operation of the Blood Collection Centers and the development of the Buyer’s own standard operating procedures; and

(ix)	any other document executed by the Seller that the Parties mutually agree to be executed in connection with the transfer of the Acquired Assets and the Assumed Liabilities.

(b)	The Buyer shall deliver to the Seller the following instruments:

(i)	a bill of sale, duly executed by Buyer confirming that the Conditions set out in Sections 6.2(c)(i) and 6.2(c)(ii) have been satisfied;

(ii)	written evidence of fulfilment of the Condition set out in Section 6.2(a)(iii);

(iii)	a written statement by the Buyer confirming that the Conditions set out in Section 6.2(c) have, to the Buyers’ knowledge, been fulfilled

(iv)	a certificate signed by a duly authorized officer of Buyer confirming that the Conditions set out in Sections 6.2(c)(i) and 6.2(c)(ii) have been satisfied;

(v)	copies of each assignment and assumption agreement with respect to any Assigned Contracts, Transferred Leased Real Property or Systems and Software Assets, duly executed by Buyer ;

(vi)	the evidence of the Closing Amount by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(vii)	one (1) or more copies of the Transition Services Agreement executed by the Buyer;

(viii)	one (1) or more executed of the transfer deed for transferring the Owned Real Property, substantially in the form attached as Schedule 12; and

(ix)	any other document executed by the Buyer that the Parties mutually agree to be executed in connection with the transfer of the Acquired Assets and the Assumed Liabilities.

(c)	All the actions set forth in this clause will be performed as a single legal transaction and will be deemed to have been taken and executed simultaneously.

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(d)	In the event that any action set out in Section 6.3(a) and (b) within the control of a Party is not performed by such Party, the Buyer (if the breaching Party is the Seller) or the Seller (if the breaching Party is the Buyer) will have the right, at their sole discretion, to do any of the following:

(i)	waive the performance of the relevant action by the breaching Party and proceed with Closing (without prejudice to the right of the non-breaching Party to make a claim against the breaching Party for all Losses incurred); or

(ii)	postpone Closing to the date which is the last Business Day of the month immediately following the Closing Date as initially set (or any later date agreed between the Parties); or

(iii)	terminate this Agreement (other than the Surviving Provisions) in accordance with Clause 11 or seek to enforce the terms and conditions of this Agreement and, in either case, as applicable as set out in this Clause:

(A)	Unwinding of Closing Actions. The Parties shall undo or unwind all of the applicable actions that had been performed including but not limited the refund of the Closing Payment by the Seller to the Buyer; and/or

(B)	Right to Pursue Losses. The non-breaching Party shall have the right to make a claim against the breaching Party for all Losses incurred.

(e)	All documents and items delivered at Closing pursuant to Clause 6.3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall have taken place.

7.	Representations and Warranties of the Seller

7.1	The Seller hereby represents and warrants to the Buyer that the representations and warranties set out below are true, accurate and correct, as at the date of this Agreement and shall be deemed repeated by the Seller immediately prior to the Closing Date with respect to the circumstances then existing:

(a)	The Seller has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby and has taken all necessary and proper action authorizing it to execute and deliver this Agreement and consummate the transactions contemplated hereby. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Tennessee and is qualified in all states in which the conduct of its business requires it to be qualified to do business.

(b)	Neither the execution and delivery of this Agreement nor compliance by the Seller with its terms and provisions will (a) violate any provision of its organizational documents; (b) violate any Law of any Governmental Authority to which the Seller is subject except, in all cases, such violations that would not prohibit or materially impair the Seller’s ability to perform its obligations under this Agreement; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any of the Acquired Assets, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair the Seller’s ability to perform its obligations under this Agreement.

(c)	The Seller has good, valid, and marketable title or valid and transferrable leasehold interests in and to all of the Acquired Assets, free and clear of all liens, pledges, security interests, options, rights or commitments to acquire, charges, claims, restrictions, and other encumbrances and defects of title of any nature whatsoever.

(d)	The Acquired Assets do not constitute a majority of the materials, supplies, merchandise, or other inventory or equipment of the Seller; the Seller shall not be rendered insolvent as a result of the transfer of the Acquired Assets; and the transaction shall not constitute a bulk sale or bulk transfer under the laws of the jurisdiction in which the Acquired Assets are located. In reliance upon these representations, the Buyer waives the right to demand that the Seller comply with the provisions of the bulk sales laws of the applicable jurisdiction.

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(e)	Material Leases:

(i)	Section 7.1(e)(i) of the Disclosure Schedule consists of a list of the Transferred Leased Real Property (copies of which leases have been provided to the Buyer) of the premises in which the leased Blood Collection Centers are located. The Real Property are valid and transferrable (subject to any required landlord consent), in full force and effect.

(ii)	Section 7.1(e)(ii) of the Disclosure Schedule consists of a list of the Owned Real Property (copies of the relevant title documentation have been provided to the Buyer) of the premises in which the owned Blood Collection Centers are located.

(iii)	The Seller has performed and shall continue to perform in accordance with, and subject to the provisions of the Transition Services Agreement, all obligations required to be performed by the Seller under the Transferred Leased Real Property and there is not, as of Closing Date there shall not be, any default under the Transferred Leased Real Property, and no event has occurred which with the lapse of time or the giving of notice would constitute a default by any Party hereunder.

(iv)	To the Knowledge of Seller, all structures, fixtures, building systems and equipment, and all components constituting each Blood Collection Center (collectively the “Improvements”) are sufficient for the operation of the Blood Collection Center. To the Knowledge of Seller there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Blood Collection Center as currently conducted thereon. The Seller has not received any written notice of, nor do the Seller have Knowledge of, any violation by the Seller of any applicable building, zoning, subdivision, health and safety and other land use laws, and, to the Knowledge of the Seller, the current use and occupancy of the Blood Collection Centers does not violate any material Applicable Laws. The Seller has not received any notice from any Governmental Authority or other entity having jurisdiction over the Blood Collection Centers threatening a suspension, revocation, modification or cancellation of any permit, license, approval or authorization needed for the occupancy of the Blood Collection Centers and their use.

(f)	With respect to each Assigned Contract: (A) the Assigned Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the Seller and, to the Knowledge of the Seller, with respect to each other party thereto; (B) the Assigned Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing; (C) the Seller is not, and to the Knowledge of the Seller, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Seller (or, to the Knowledge of the Seller, by any other party thereto), or permit termination, modification, or acceleration, under any Assigned Contract; (D) no party has repudiated any provision of the Assigned Contract; (E) no party has accelerated, terminated, modified, or cancelled an Assigned Contract and involving consideration of more than One Hundred Thousand Dollars ($100,000); and (F) no party has modified the terms of any Assumed Contract.

(g)	Other than as set forth in Section 7.1(g) of the Disclosure Schedule, there is no notice of suit, action, arbitration, or legal, administrative, or other proceeding or investigation by a Governmental Authority pending or, to the best of the Seller’s Knowledge, threatened against or affecting the Seller relating to the Blood Collection Centers or the Business, which would have a Material Adverse Effect on the Business or the Acquired Assets.

(h)	The Seller is, to its Knowledge, in material compliance with all Applicable Laws enforced by any applicable Regulatory Authority with respect to the Seller’s operation of the Blood Collection Centers, including in its implementation and use of the SOPs followed at the Blood Collection Centers.

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(i)	Except as set forth in Section 7.1(i) of the Disclosure Schedule, during the past five (5) years, the Seller has not received notice of or been subject to any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action, or other compliance or enforcement action relating to the Business, or the facilities in which such blood is collected, handled, stored, or transported, by any applicable Regulatory Authorities or other Governmental Authority (“Adverse Actions”), other than those Adverse Actions previously disclosed in writing to the Buyer.

(j)	The Transferred Employees current (i) annual base salary and bonus; (ii) job title; (iii) benefits; (iv) target bonus opportunity and commission; (v) accrued vacation and sick leave time; (vi) amount any unpaid bonus or other incentive compensation; (vii) employment status (e.g., whether or not on leave); (viii) credited service date; (ix) date of hire; and (x) number of years in the current position are set forth in Section 7.1(j) of the Disclosure Schedule. Prior to Closing, the Seller shall provide the Buyer with complete and correct copies of all existing severance, accrued vacation or other leave agreements, policies or retiree benefits of each Transferred Employee. To the Knowledge of Seller, no Transferred Employee listed has indicated that he or she has any plans to terminate employment with Seller, except as communicated by Seller to Buyer in writing prior to the Closing Date. The Seller has not committed any unfair labor practice in violation in any material respect of Law with respect to the Employees of the Blood Collection Centers. The Seller has not during the prior twelve (12) months granted any material increase in the base compensation or made any other material change in the employment terms of any of the Employees outside the Ordinary Course of Business, except as communicated by the Seller to the Buyer in writing prior to the Closing Date. The Seller has paid all salary, bonus and other amounts due and owing to the Transferred Employees as of Seller’s most recent payroll date; provided that the Seller shall not be responsible for any retention bonus payable to any Transferred Employee to whom the Buyer elects to pay such a bonus. The employment arrangement of each such Transferred Employee is, subject to applicable Law involving the wrongful termination of employees, including any applicable notice or waiting periods, terminable at will (without the imposition of penalties or damages) by the Seller. Except as set forth in Section 7.1(j) of the Disclosure Schedule, the Seller has no obligation to pay severance to any Transferred Employee upon termination of such Transferred Employee’s employment with the Seller (subject to Laws governing wrongful termination of employees). The Seller has paid in full to all of the Transferred Employees or who otherwise have claims for compensation from the Seller or any of its Affiliates relating to the Blood Collection Center have been properly classified as an Transferred Employee pursuant to all Applicable Law, but not limited to, the Code and ERISA. The Seller is not a Party to any collective bargaining agreement with respect to any Transferred Employees of the Blood Collection Centers and to the Seller’s Knowledge, no union bargaining efforts are pending or threatened with respect to any of the Blood Collection Centers.

(k)	Except with respect to the Regulatory Authority filings regarding the changes in ownership under certain Transferred Permits, the execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and (b) as may be necessary as a result of facts or circumstances relating solely to the Buyer.

(l)	The Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

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(m)	The Seller has filed or caused to be filed all U.S. federal income Tax Returns and all other material Tax Returns which are required to have been filed by it relating to the Acquired Assets and has paid or caused to be paid all material Taxes reflected thereon as and when due and payable by it relating to the Acquired Assets. The Seller has not received written notice of any audit or of any proposed deficiencies related to Taxes from any taxing authority solely relating to the Acquired Assets and no taxing authority or agency has proposed in writing any adjustment to any Taxes that has not been satisfied.

(n)	With respect to the Acquired Assets, the Seller has complied in all material respects with all applicable statutes and regulations relating to the reporting and paying over of custom duties, and there is no material liability related to custom duties.

(o)	To the Knowledge of the Seller, the financial and operating information provided by the Seller to the Buyer with respect to the Business as diligence fairly presents, in all material respects, the financial condition and results of operations of the Business for the periods covered thereby. Such information has been prepared in good faith, in accordance with the books and records of the Seller and, where applicable, in accordance with accounting principles consistently applied throughout the periods covered; provided, however, that such information (i) was not prepared in accordance with GAAP or subject to independent audit, (ii) may not contain all footnotes or other presentation items that would be required under GAAP, and (iii) does not include any projections, forecasts or forward-looking statements, for which the Seller makes no representation or warranty whatsoever. The Seller shall not be liable for any inaccuracy or incorrection to the referred information, except in the event of fraud or intentional misrepresentation by the Seller.

7.2	Disclaimer

(a)	Neither the Seller or any of its Affiliates or any of the representatives, members, managers, employees, directors, officers, stockholders or affiliates of any of them has made any representation or warranty, express or implied, of any nature whatsoever, including without limitation any warranty of merchantability or fitness, relating to the business, including without limitation, the operations, assets, liabilities, conditions (financial or otherwise) or prospects of the business, other than those representations and warranties expressly set forth in this Agreement, and the certificates contemplated hereby and thereby and the Seller and all such persons hereby disclaim any such other representations and warranties.

(b)	Without limiting the generality of the foregoing, other than these representations and warranties expressly set forth in this Agreement (including, without limitation, Section 7.1(o)) and the certifications contemplated hereby and thereby, neither of the Seller nor any representatives, members, managers, employees, officers, directors, stockholders or Affiliates of any of them, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Business made available to Buyer, including due diligence or “data room” materials, or in any presentation concerning the Business by management and/or owners of the Seller or others in connection with the transactions contemplated hereby or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of their Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, data, financial information, memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Seller or owners or any of the representatives, members, managers, employees, officers, directors, stockholders or Affiliates of any of them, are not and shall not be deemed to be or to include representations or warranties of any of the foregoing or any other Person, and are not and shall not be deemed to be relied upon by Buyer or any of their Affiliates executing, delivering and performing this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing disclaimer, nothing in this Section shall limit Seller’s liability for fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or in any materials provided to Buyer.

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8.	Representations and Warranties of the Buyer

8.1	The Buyer hereby represents and warrants to the Seller that the representations and warranties set out below are true, accurate and correct, as at the date of this Agreement and shall be deemed repeated by the Buyer immediately prior to the Closing Date with respect to the circumstances then existing:

(a)	The Buyer has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby and has taken all the necessary and proper action authorizing it to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Wyoming.

(b)	Neither the execution and delivery of this Agreement nor compliance by the Buyer with its terms and provisions will violate (a) any provision of the certificate of incorporation or by-laws or other similar organizational document of the Buyer; (b) any law, statute or regulation or, any judgment, injunction, order or decree of any Governmental Authority to which the Buyer is subject except, in all cases, such violations that would not prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the Buyer or its assets, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement.

(c)	The execution, delivery and performance of this Agreement by the Buyer do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement, and (b) as may be necessary as a result of facts or circumstances relating solely to the Seller.

(d)	The Buyer has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

(e)	As of the Closing Date, Buyer will have sufficient funds necessary to consummate the transactions contemplated hereby.

(f)	In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own independent investigation, verification, review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, technology and prospects relating thereto and not on any factual representations or opinions of the Seller or any of its respective representatives (except the specific representations and warranties of the Seller set forth in Section 7 or in any other document or in any certificate contemplated hereby or thereby, and the specific representations and warranties of Seller set forth in Section 7 or in any other document or in any certificate contemplated hereby or thereby), and Buyer acknowledges and agrees that the representations and warranties made by Seller in Section 7 or in any other document or in any certificate contemplated hereby or thereby are the exclusive representations and warranties regarding the Seller.

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9.	Indemnification

9.1	The Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties against and in respect of any and all losses, claims, damages, liabilities, reasonable costs and expenses (including reasonable legal fees and expenses) (collectively, “Losses”), resulting or arising from or otherwise relating to for the period beginning on the Closing Date and ending on,

(a)	eighteen (18) months as of the Closing Date, for any breach by the Seller’s representations and warranties set forth in Sections from 7.1(e) to 7.1(m) (the “Seller’s Business Representations Period”);

(b)	thirty (30) days following the expiration of the applicable statute of limitation, including any extensions therefor, for any breach by the Seller’s representations and warranties set forth in Sections from 7.1(a) to 7.1(d) (the “Seller’s Fundamental Representations Period” and together with the Seller’s Business Representation Period, the “Seller’s Representation Period”); and

(c)	the expiration of the applicable statutory limitations, for any nonfulfillment of or failure to comply with any covenant of the Seller set forth in this Agreement, or any Excluded Liability (the “Seller Covenant Period” and together with the Seller’s Representation Period, the “Seller’s Indemnification Period”).

9.2	The Buyer agrees to indemnify and hold harmless the Seller and each of its Affiliates, and each of their respective officers, directors, employees and agents against and in respect of any Losses resulting or arising from or otherwise relating to for the period beginning on the Closing Date and ending on

(a)	until thirty (30) days following the expiration of the applicable statute of limitation, including any extensions therefor, applicable to the matter to which such representation or warranty set forth in Section 8 (the “Buyer’s Representations Period”); and

(b)	the expiration of the applicable statutory limitations, for any nonfulfillment of or failure to comply with any covenant of the Buyer set forth in this Agreement, or any Assumed Liability the “Buyer Covenant Period” and together with the Buyer’s Representation Period, the “Buyer’s Indemnification Period” and together with Seller’s Indemnification Period, the “Indemnification Period”).

9.3	All payments (if any) made by the Seller to the Buyer pursuant to any indemnification obligations under Section 9.1, shall be treated as a reduction to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

9.4	The Seller shall indemnify each Buyer Indemnified Party and the Buyer shall indemnify each Seller Indemnified Party for any Losses, and pay immediately the corresponding amounts to the Buyer Indemnified Party or to the Seller Indemnified Party (as applicable) (i) upon agreement in writing by the Parties; or (ii) upon issuance of a court or arbitral resolution pursuant to Section 13.14.

9.5	Third Pary Claims.

(a)	In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), the Buyer shall give notice to the Seller (a “Notice of Third Party Claim”) within ten (10) Business Days of the receipt by the Buyer of a notice of a Third Party Claim, provided, however, that if the first third of the legal term to reply to or answer the Third Party Claim would elapse earlier than the date which is ten (10) Business Days, the notice to the Seller shall be given not later than the end of the first third of the term available for replying to or answering the Third Party Claim.

(b)	Each Notice of Third Party Claim shall set forth, with respect to the relevant Third Party Claim: (i) the summons, complaint, pleading or other document(s) served on Buyer; (ii) a description of the facts and circumstances underlying such claim; (iii) a description of the basis on which Buyer contends that such facts and circumstances have caused Losses for which Seller is liable under this Agreement; (iv) the nature and estimated amount of the Losses suffered; and (v) copies of all relevant documentation supporting such claim; and (vi) all other relevant documentation setting out the nature, grounds, background and other relevant information regarding the Third Party Claim as may be reasonably practicable within the timeframe for serving the Notice of Third Party Claim.

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(c)	The Seller may elect by written notice to the Buyer to assume at the Seller’s cost, risk and expense the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any incidental negotiations.

(d)	The following rules shall apply to the defence of a Third Party Claim and, for these purposes, the “Defending Party” shall be the Party undertaking such defence:

(i)	The Defending Party shall conduct the defence in good faith with a view to minimising the potential liability of the other Parties in connection with the Third Party Claim and, to that end, shall be assisted by reputable counsel if reasonably required under the circumstances and take all such action as may reasonably be required to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim.

(ii)	If the Buyer or the Group is the Defending Party:

(A)	the Buyer shall not, and shall cause its agents and representatives and Affiliates not to, admit liability or settle or enter into any agreement in respect of such Third Party Claim without the prior written consent of the Seller (consent which shall not be unreasonably withheld or denied)

(B)	Buyer shall, and shall cause its agents and representatives to, pursue, in good faith and to the extent reasonable, all appeal or redress proceedings that may be available, save where otherwise directed in writing by the Seller.

(iii)	If the Seller is the Defending Party:

(A)	the Seller shall not, and shall cause its agents and representatives and Affiliates not to, admit liability or settle or enter into any agreement in respect of such Third Party Claim without the prior written consent of the Buyer (consent which shall not be unreasonably withheld or denied)

(B)	the Seller shall, and shall cause its agents and representatives to, pursue, in good faith and to the extent reasonable, all appeal or redress proceedings that may be available, save where otherwise directed in writing by the Buyer.

(iv)	The Defending Party shall: (i) keep the non-Defending Party promptly informed of the progress of all such proceedings; (ii) promptly make available to the non-Defending Party all notices, communications and filings in respect of such Third-Party Claim and in any event with sufficient time so as to allow the non-Defending Party to meaningfully review and comment on all documentation prior to the filing thereof with the applicable court, arbitration panel or other body; and (iii) consider in good faith, and, when reasonable or advisable, implement, such comments and all other strategic or other considerations or advice that may be timely and reasonably offered by the non-Defending Party or its counsel in respect of such Third Party Claim. Likewise, the non-Defending Party shall cooperate with and provide assistance to the Defending Party in good faith in the defence against the Third Party Claim and, in particular, shall give to the Defending Party such information and assistance including access to premises and personnel, and the right to examine any assets, accounts, documents and records, as the Defending Party may reasonably request.

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9.6	Limitations to the Seller’s liability

(a)	Thresholds. The Seller shall not have liability under Section 9.1(a) until the aggregate amount of the Buyer’s Losses attributable to each indemnification claim for which a Notice of Third Party Claim with respect thereto was properly delivered to the Seller pursuant to Section 9.5 exceed Thirty Thousand Dollars ($30,000.00) (the “Threshold Amount”), in which case the Buyer shall be entitled to Losses, and the Seller shall be liable, only for the amount by which the aggregate Losses for all claims in respect of which a Notice of Third Party Claim has been served exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket Amount”), in which case the Buyer shall be entitled to Losses, and the Seller shall be liable, only for the amount by which all aggregate Losses exceed the Basket Amount.

(b)	Cap. In no event shall the Seller have liability under Section 9.1 exceed the following amounts:

(i)	In respect of Section 9.1(a), ten percent (10%) of the aggregate Purchase Price effectively paid to the Seller;

(ii)	In respect of Sections 9.1(b) and 9.1(c), the aggregate Purchase Price effectively paid to the Seller

(jointly, the “Cap”).

(c)	Other Limitations of liability. Notwithstanding anything herein to the contrary, in no event shall the Seller be liable to the Buyer:

(i)	for Losses which are contingent only or otherwise not capable of being quantified, unless and until such Losses give rise to an actual and quantifiable Loss for a Buyer Indemnified Party, without prejudice to the right of the Buyer to give a Notice of Third Party Claim;

(ii)	for Losses that are effectively recovered (and deducting any recovery expenses) by the Buyer Indemnified Party under applicable insurance policies which the Group have in place as of the date hereof or that are recoverable from any other third party with indemnification obligations or from any other person subject to liability in respect thereof, and the Buyer hereby agrees to seek compensation in good faith and in the Ordinary Course of Business from such insurance companies or third parties;

(iii)	more than once in respect of the same Loss amount;

(iv)	in respect of the Losses under Section 9.1(a), if the relevant facts or circumstances causing the breach have been Fairly Disclosed;

(v)	unless the Seller is given the opportunity to remedy the relevant breach for a period of thirty (30) Business Days from the date the Seller receives the Notice of Third Party Claim;

(vi)	for Losses which would not have arisen but for a change in legislation or regulations, made after the Agreement Date; or

(vii)	for Losses that would not have arisen but for, or have been increased or not reduced as a result of: (i) any Applicable Laws not in force on the date hereof; (ii) any change of Applicable Laws, requirement or administrative practice (including, but not limited to, practice of any taxing authority), or any change in the interpretation of any Applicable Law, regulation, directive, treaty, requirement or administrative practice, that comes into force or otherwise takes affect after the date hereof; or (iii) change in the rates of Taxes in force at the date of Closing or any imposition of any Taxes or any withdrawal of Tax relief, in each case not in effect at Closing.

(d)	Notwithstanding anything to the contrary contained herein, (A) no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party lost revenues or profits or indirect, incidental, mental or emotional distress consequential, punitive, exemplary or multiplied damages that arise out of or relate to this Agreement or the performance or breach hereof or thereof or any liability retained or assumed hereunder or thereunder and (B) the amount of any Losses is calculated net of any tax benefits realized by the Indemnified Party through a reduction in cash Taxes paid or payable as a result of (and that would not have arisen but for) such Losses incurred or suffered by the Indemnified Party.

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9.7	The Parties agree that the each Party shall:

(i)	in any event, and to the extent permitted by Law, ensure that the other Party is (i) kept duly and promptly informed of any notice, communication, fact or information concerning the matter which is the subject matter of a claim under this Agreement; and (ii) take any action reasonably necessary to remedy the circumstances that form the basis of the claim; and

(ii)	make its reasonable commercial efforts to mitigate the effects of any circumstances giving right to a claim under this Agreement, to the extent legally admissible and to the extent it does not cause the Buyer to bear any disproportionate costs.

9.8	After the Closing, Section 9 shall be the sole and exclusive right and remedy exercisable by the Parties with respect to any breach by the other Party hereto of any covenant, representation, warranty, undertaking or obligation under this Agreement or relating to the transactions contemplated hereby.

9.9	None of the limitations contained in this Section 9 or in any provision of this Agreement shall apply to any claim if, and to the extent that, it arises or is increased as a result of fraud or willful misconduct on the part of the Party purporting to rely on such limitation.

10.	Additional Covenants and Agreements

10.1	Further Assurances. Subject to the Transition Services Agreement, the Parties agree that they will execute and deliver such further instruments of transfer and perform such actions as may reasonably be required by the other Party for the purpose of assigning, transferring, granting, conveying, and confirming unto the Buyer the ownership, possession or use of the Acquired Assets and Assumed Liabilities or otherwise confirming for the benefit of the Buyer or the Seller any or all of the transactions contemplated by this Agreement. This shall include transitioning all invoices, vendor accounts, and related information to the Buyer’s accounts payable system.

10.2	Obligations of the Buyer regarding the Transferred Employees.

(a)	On or before the Closing Date, the Buyer shall offer employment to all of the employees of the Blood Collection Centers as at the Closing Date, in the terms decided by the Buyer, taking into account, among others, the current terms applicable to employees, including the salary levels and bonus opportunities and employee medical and healthcare benefits (excluding equity awards). All employees of the Business who become employed by the Buyer effective as of the Closing Date are hereinafter referred to as the “Transferred Employees”.

(b)	Any Transferred Employee who accepts Buyer’s offer of employment and commences employment with Buyer shall become an employee of Buyer as of the Closing Date or such later date as agreed by the Parties (the “Transfer Date”). From and after the Transfer Date, Buyer shall be solely responsible for all wages, benefits, and other compensation due to such Transferred Employees.

(c)	Seller shall remain solely responsible for (i) all wages, salaries, bonuses, accrued vacation, severance, and other compensation or benefits payable to its employees arising prior to the Transfer Date, and (ii) any liabilities relating to the employment or termination of any employee who does not become a Transferred Employee.

(d)	Buyer shall be responsible for all obligations arising from and after the Transfer Date with respect to the Transferred Employees, including, without limitation, compensation, benefits, and compliance with applicable employment laws.

(e)	The Parties shall cooperate in good faith to ensure an orderly transition of the Transferred Employees, including compliance with Applicable Laws, provision of employee records (subject to applicable laws), and handling of any required notifications or consents.

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(f)	From the Closing Date, the Buyer shall be solely responsible for any severance payments or other separation-related obligations due to any Transferred Employee as a result of business decisions made by the Buyer following the Closing of the transactions contemplated by this Agreement, including the actual payment by check or otherwise of any such amounts. Except as may be required by law, as of the Transfer Date, each Transferred Employee (and his or her eligible beneficiaries and dependents) shall cease to actively participate in and accrue benefits under the Seller’s benefit plans under which they are currently covered, and shall become eligible to participate in and accrue benefits under the employee benefit plans, as defined in Section 3(3) of ERISA or otherwise (including group life, medical, hospitalization, prescription drug, dental, accident, dependent care spending account, and long term disability plans) in effect for similarly situated new employees of the Buyer, subject to the eligibility requirements, waiting periods, and other terms and conditions of the Buyer Benefit Plans as applied to new hires generally. For the avoidance of doubt, Transferred Employees shall be treated as new employees of Buyer for all purposes under the Buyer Benefit Plans, including without limitation vesting schedules, vacation accrual, and severance eligibility, except as otherwise required by applicable law.

(g)	With respect to each Buyer Benefit Plan that is a group health plan in which a Transferred Employee becomes enrolled, Buyer shall cause to be waived the application of any pre-existing condition exclusions or limitations with respect to such Transferred Employee and his or her eligible dependents, to the extent required by applicable law.

(h)	Any employment bonuses (prorated until the Closing Date) that may be due by the Seller to any Transferred Employee under the current Seller’s employee benefit plans shall be fully assumed and paid by the Seller.

(i)	Notwithstanding any provision to the contrary, the Buyer shall be responsible to provide continuation coverage under Section 4980B of the Code with respect to each Transferred Employee who incurs a “qualifying event” (within the meaning of Section 4980B of the Code) under the Buyer Benefit Plan that is a group health plan on or after the Closing Date or who was eligible to receive, or was receiving, such continuation coverage as of the Closing Date.

(j)	No provision of this Agreement shall create any third-party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by the Buyer or under any benefit plan which the Buyer may maintain.

(k)	From the Closing Date until one (1) year after the Closing Date, the Seller and its Affiliates shall not (a) solicit, entice, induce or encourage any Transferred Employee to leave their employment with the Buyer; or (b) employ, engage or otherwise hire any such Transferred Employee, in each case without first obtaining written consent from the Buyer.

The above restrictions shall not apply to (i) any Transferred Employee who responds to a bona fide general recruitment advertisement not specifically targeted at employees of the Buyer; (ii) any Transferred Employee whose employment with the Buyer has been terminated for a period of at least six (6) months prior to the commencement of the discussions with the Seller; and (iii) any Transferred Employee whose employment is terminated after the Closing Date, provided that such termination was not at the request or encouragement of the Seller or its Affiliates.

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10.3	Non-Assignment and Economic Benefit

(a)	In the event that any of the Acquired Assets are subject to governmental and third party consents or notifications, or waiting periods that have not been procured or notice periods expired as of the Closing, the Parties shall use good faith efforts and cooperate with each other to promptly obtain the necessary authorizations, approvals, consents or waivers to complete the Transfer of such Acquired Assets. Seller shall not be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver, other than filing, recordation or similar fees, which shall be reimbursed by Buyer.

(b)	Pending such authorization, approval, consent or waiver or waiting period, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Acquired Asset and to Seller the benefits, including any indemnities, that they would have obtained had the Acquired Asset been conveyed to Buyer at the Closing.

(c)	To the extent that Buyer is provided the benefits pursuant to Section 10.3(b) of any System and Software Asset, Assigned Contract or Lease, Buyer shall perform for the benefit of the other persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities.

(d)	To the extent that any Acquired Asset cannot be transferred or the full benefits of use of any such asset cannot be provided by the Seller to the Buyer following the Closing, then the Buyer and the Seller shall enter into such arrangements (including leasing, subleasing, sublicensing or subcontracting) to provide to the Buyer the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by the Buyer of the obligations thereunder. The Seller shall pay to the Buyer promptly upon receipt thereof, all income, proceeds and other monies received by the Seller in connection with its use of any asset (net of any Taxes and any other costs imposed upon the Seller) in connection with the arrangements under this Section 10.3.

10.4	Allocation. Schedule 13 contains the agreed methodology for the allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local Law, as appropriate). No later than ninety (90) days after the Closing Date, Buyer shall provide Seller with an allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by Buyer for United States federal income Tax purposes) among the Acquired Assets in accordance with Schedule 13 (the “Purchase Price Allocation”). If Seller provides no comments with respect to the Purchase Price Allocation by written notice to Buyer within thirty (30) days after receipt by Seller of the Purchase Price Allocation, then the Purchase Price Allocation shall be deemed final, binding and conclusive for all purposes of this Agreement and with respect to any Tax filing made in connection with the actions and transactions contemplated by this Agreement. Seller shall provide any comments with respect to the Purchase Price Allocation by written notice to Buyer within thirty (30) days after receipt by Seller of the Purchase Price Allocation, and set forth in such written notice the disputed item or items and the basis for its objection in reasonable detail. The Buyer and the Seller shall work in good faith to resolve any disputes relating to the Purchase Price Allocation within thirty (30) days, if the Parties reach an agreement with regards to the Purchase Price Allocation, then: (1) the Parties shall report, act and file their income or franchise Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such agreed allocation. Neither Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Law; (2) in the event that the agreed allocation is disputed by any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and they shall use commercially reasonable efforts to defend the agreed allocation in any audit or similar proceeding.

10.5	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (other than income, franchise and similar Taxes) and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, along with any filing expenses relating thereto (collectively, “Transfer Taxes”) shall be borne by Buyer. The Party responsible under Applicable Law for filing the Tax Returns with respect to Transfer Taxes shall prepare and timely file, or shall cause to be timely filed, all Tax Returns required to be filed in connection with the payment of Transfer Taxes and shall provide a draft of any such Tax Return for Transfer Taxes on which the sale of the Purchased Assets is reported at least fifteen (15) days prior to the due date thereof to the other Party for review and approval.

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10.6	Tax Matters.

(a)	The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include for a period of seven (7) years from the Closing the retention and (upon the other Party’s request) the provision of copies of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain all books and records with respect to Tax matters pertinent to the Acquired Assets relating to any period until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. The Parties further agree, upon request, to provide the other Parties with all Tax information that another Party may be required to report pursuant to applicable Law. Notwithstanding anything to the contrary in this Agreement, in the event of any inconsistency, conflict, or ambiguity between this Section 10.6 and Section 10.9, this Section 10.6 shall control and apply with respect to any Taxes or Tax matters.

(b)	Buyer shall promptly notify Seller in writing upon receipt by Buyer of a notice or otherwise becoming aware (but in no event later than 30 days after such receipt or so becoming aware) of any Third Party Claim related to Taxes for any Pre-Closing Tax Period (any such Third Party Claim, a “Tax Claim”). The Seller has the right to control and defend any Tax Claim, including the right to file voluntary disclosure agreements and amended Tax Returns with respect to such Taxes, provided that the Seller shall consult with the Buyer. Buyer, at its own cost and expense, may control and contest a Tax Claim for which Seller would otherwise have the right to control under this Section 10.6(b), if Seller declines or fails to control such Tax Claim, provided that Buyer shall not pay, settle, compromise, discharge, litigate or otherwise dispose of any item subject to such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	Any real or personal property Taxes for a Straddle Period shall be allocated between the pre-Closing portion and the post-Closing portion of such Tax period in proportion to the number of calendar days in each such portion.

10.7	Transition Services Agreement. On the Closing Date, the Parties shall enter into the Transition Services Agreement substantially in the form attached hereto as Schedule 10 in furtherance of post-closing transition services to be provided by the Parties.

10.8	Transition/Trademarks/SOPs.

(a)	Buyer and Seller shall work together in good faith to explore various options and alternatives to implement transfer of DMS information relating to the Blood Collection Centers to ensure Buyer has access to such information without compromising or interfering with the Seller’s quality control. For the avoidance of doubt the transfer of DMS information or any other data or information disclosed to Buyer from Seller’s donor management system that does not relate to donors at the Blood Collection Center to which the Buyer might have access shall be treated as Seller’s Confidential Information.

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(b)	During the Transition Period (as defined in the Transition Services Agreement), Seller shall allow Buyer access to, and the ability to utilize, certain procedures, policies and/or services of Seller related to the operation of the Blood Collection Centers in order to allow for the orderly transition of the Blood Collection Centers and the Acquired Assets to Buyer. The Seller shall take all commercially reasonable steps necessary to transfer the Blood Collection Centers’ donor data from Seller’s donor management system to the Buyer’s donor management system. The Parties hereby acknowledge and agree that they shall discuss and negotiate in good faith the reimbursement by the Buyer of any direct or incremental material expenses and costs incurred by the Seller in connection with the data transfer.

(c)	During the Transition Period, Seller shall allow Buyer, as reasonably practical and allowed under the Assigned Contracts and applicable Law, to continue to use Seller’s Donor Management System (“DMS”). Seller shall forward any third party invoices reflecting charges associated with Buyer’s use of Seller’s DMS directly to Buyer for payment.

(d)	Prior to the commencement of any migration of the DMS or related systems from Seller to Buyer pursuant to this Section, the Parties shall agree on a migration plan addressing, at a minimum, the allocation of responsibilities between the Parties with respect to: (i) validation and revalidation of the migrated system and data; (ii) data ownership, data integrity and record retention; (iii) user access and role management; (iv) training and qualification of personnel; (v) backup, disaster recovery and business continuity; (vi) audit trail review and data integrity oversight; (vii) cutover and rollback decision-making; and (viii) regulatory notifications or reportability assessments arising from migration-related issues.

(e)	Each of Buyer and Seller, as soon as agreed between the Parties, shall work together to notify the appropriate Regulatory and Governmental Authorities and trade associations of the transfer of the Blood Collection Centers and the Acquired Assets including, but not limited to the FDA, any State or local registrations or licenses, and the Proficiency Testing Service. Notification shall occur sufficiently in advance to ensure all relevant licenses, certificates, permits or other authorizations reflect the Buyer at the time the Buyer begins blood collection as of the agreed Closing Date. Notification will include changes in standard operating procedures, testing laboratories, computer systems or any other relevant changes necessary to ensure the license number, certificate or other means of certification has been issued/is pending issuance at the time the Buyer begins collections.

(f)	Buyer shall use its best efforts to discontinue the use of any documents, forms, signage and other materials containing Seller’s names or logos located in the Blood Collection Centers (the “Trademark Materials”) as soon as reasonably practicable after the Closing Date but in no event shall such usage continue beyond six (6) months after the Closing Date (the “Use Period”) and Buyer shall deliver a written notice to Seller certifying that Buyer is no longer using such Trademark Materials. In connection with this Section 10.8(f), Seller hereby grants Buyer a limited, non-exclusive, nontransferable, non-sublicensable, royalty-free right to use the Trademark Materials during the Use Period. The goodwill with respect to the Trademark Materials will inure to the benefit of the Seller during the Use Period.

(g)	Seller shall cooperate with Buyer for a period of six (6) months from the Closing Date to transition the donor information from Seller’s donor management system (i.e. BECS) to Buyer’s donor management system, subject to the terms of the Transitional Services Agreement.

10.9	Records.

(a)	In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)	retain the books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)	upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and Records.

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(b)	In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)	retain the books and Records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)	upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)	Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or Records (including personnel files) pursuant to this Section 10.9 where such access would violate any Law.

10.10	The Seller shall, following signing of this Agreement and for a period of three (3) months after Closing, cooperate with the Buyer and provide reasonable access to the Seller’s historical books, records, and financial data relating to the Business as the Buyer may reasonably request for purposes of the Buyer’s own financial reporting, audit, Tax filings, or regulatory compliance obligations.

10.11	Proration of Expenses. All rent, utilities, insurance premiums, maintenance fees, service charges, and other periodic costs and expenses relating to the Blood Collection Centers and the Acquired Assets that are payable with respect to a period that includes but does not end on the Closing Date shall be prorated between the Seller and the Buyer as of 12:01 a.m. on the Closing Date on the basis of the actual number of days in the applicable period. The Seller shall be responsible for the portion of such costs and expenses allocable to the period prior to the Closing Date, and the Buyer shall be responsible for the portion allocable to the period on and after the Closing Date. Within thirty (30) days following the Closing Date, the Parties shall prepare and deliver to each other a proration statement setting forth the prorated amounts due. Any net amount owing by one Party to the other shall be paid within ten (10) Business Days of the Parties’ agreement on such proration statement. The Parties shall cooperate in good faith to resolve any disputes regarding prorations.

10.12	Security Deposits. No later than fifteen (15) Business Days prior to the Closing Date, the Seller shall provide the Buyer with a complete and accurate schedule identifying (a) all security deposits held by landlords, utility providers, or other third parties in connection with the Blood Collection Centers and the Acquired Assets, (b) the amount of each such deposit, and (c) the identity of the holder thereof. The Seller shall cooperate with the Buyer and use its best efforts to assist the Buyer in obtaining the return, assignment, or replacement of all such security deposits. To the extent that any security deposit is assigned to or credited for the benefit of the Buyer at Closing, the Purchase Price shall be adjusted accordingly. To the extent a security deposit is returned to the Seller after the Closing Date that relates to an Acquired Asset or Transferred Leased Real Property for a post-Closing period, the Seller shall promptly remit such amount to the Buyer. Buyer shall indemnify and hold harmless the Seller and its Affiliates from any and all Losses arising out or in connection with the exercise of any rights under any such security deposits, for any periods post-Closing

10.13	Release of Real Property Lease Guarantees. Buyer shall use its best efforts to effect with the applicable landlord a release of the Seller or its Affiliates as a guarantor under each Real Property Lease guaranteed by the Seller or its Affiliates. The Buyer shall cooperate with the Seller and use commercially reasonable efforts to assist the Seller in obtaining such release. To the extent that any security deposit is assigned to or credited for the benefit of the Buyer at Closing, the Purchase Price shall be adjusted accordingly. To the extent a guarantee amount is returned to the Buyer after the Closing Date that relates to an Acquired Asset or Real Property Lease Guarantees for a post-Closing period, the Buyer shall promptly remit such amount to the Seller. In the absence of securing any of such releases, Buyer shall indemnify and hold harmless the Seller and its Affiliates from any and all Losses arising out or in connection with the exercise of any rights under any such guarantees, for any periods post-Closing.

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11.	Termination

11.1	This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)	by mutual agreement between the Parties; or

(b)	by either of the Parties:

(i)	if the transactions contemplated by this Agreement shall not have been consummated on or before the Long Stop Date, or such later date as mutually agreed by the Parties, provided that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to a Party if such Party is then in breach of this Agreement;

(ii)	if there shall be in effect any law prohibiting consummation of the transactions contemplated by this Agreement, or a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby, it being agreed that the Parties shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence), provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to such Party if such order was primarily due to the failure of such Party to perform any of its obligations or other material breach by such Party under this Agreement;

(c)	by the Buyer (if the Buyer is not then in material breach of this Agreement) if the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Seller within ten (10) days following receipt of written notice from Buyer detailing such breach or failure; or

(d)	by the Seller (if the Seller is not then in material breach of this Agreement) if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(c) and (B) is incapable of being cured, or is not cured, by Buyer within ten (10) days following receipt of written notice from the Seller of such breach or failure.

11.2	In the event of termination, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the transactions contemplated by this Agreement and any ancillary agreements thereto contemplated hereunder shall be abandoned, without further action by the Parties.

11.3	In the event of termination of this Agreement pursuant to Section 11, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of the Buyer, the Seller or their respective officers, directors, employees, shareholders or Affiliates, provided, however, (a) the Surviving Provisions shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Losses in connection with any breach of such Party’s representations, warranties or covenants contained herein prior to its termination, but subject to any limitations in this Agreement.

12.	Confidentiality

12.1	Except as referred to in paragraph 12.2 or as expressly permitted by this Agreement, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other Party to this Agreement or to the negotiations relating to this Agreement.

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12.2	A Party may disclose information which would otherwise be confidential if and to the extent:

(a)	it is required to do so by law or any securities exchange or regulatory or Governmental Authority to which it is subject wherever situated;

(b)	it is necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

(c)	the information has come into the public domain through no fault of that Party; or

(d)	each Party to whom it relates has given its consent in writing.

12.3	Except as expressly permitted, no announcement concerning the terms of this Agreement shall be made by or on behalf of any of the Parties without the prior written consent of the others, such consent not to be unreasonably withheld or delayed.

13.	Miscellaneous

13.1	Deductions, withholdings and offsetting rights

(a)	Buyer and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts that are required to be deducted and withheld under applicable law; provided that, except in the case of a change in Applicable Law, there shall be no such withholding to the extent the Seller provides a validly executed IRS Form W-9 pursuant to Section 6.3(a)(vi). To the extent any amounts are deducted and withheld in accordance with this Section 13.1 and paid over to the proper Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)	Under this Agreement, no Party may set off any amounts due and payable to the other Party with any amounts due and payable by that other Party.

13.2	Payments

(a)	Any payments pursuant to this Agreement must be effected by crediting for same day value the account specified by the relevant Party (as the case may be) on behalf of the Party entitled to the payment reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment.

(b)	Payment of a sum in accordance with Section (a) above will constitute a payment in full of the sum payable and shall be a good discharge to the payor (and to those on whose behalf such payment is made) of the payor’s obligation to make such payment and the payor (and those on whose behalf such payment is made) will not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

(c)	If a Party defaults on the payment of any sum due and payable under this Agreement, it shall pay interest on that sum from the date on which payment is due until the date of actual payment (after as well as before judgement) at an annual rate of SOFR + 300 basis points , which interest shall accrue from day to day.

13.3	Costs Except as otherwise specifically provided in this Agreement, each Party shall bear all costs and expenses incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the other agreements mentioned in it and the performance of the transactions contemplated herein.

13.4	Amendment. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties hereto.

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13.5	Waiver. By an instrument in writing, the Parties hereto may waive compliance by another party hereto with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party hereto that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

13.6	Severability. It is the intention of the Parties hereto that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. It is the intention of the Parties hereto that if any provision of this Agreement, or the application thereof to any person, entity or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as the may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.7	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law otherwise) by either Party without the prior written consent of the other Party, provided however that (i) the Seller may assign its rights and obligations under this Agreement to a U.S. Affiliate of the Seller so long as such Affiliate is wholly-owned, directly or indirectly, by Grifols, S.A. or by Grifols Bio Supplies, Inc.; and (ii) such consent shall not be required in connection with the direct or indirect merger, change of control, sale of equity, sale of all or substantially all of a Party’s assets, corporate reorganization or similar transaction with respect to a Party; and (iii) the Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Buyer without prior written consent of the Seller, provided that the Buyer remains as joint and several guarantor of the obligations under this Agreement.

13.8	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given or made (i) when delivered personally, (ii) when sent if delivered or transmitted by email (provided, no “bounce back” or notice of non-delivery is generated), (iii) upon receipt after dispatch by registered or certified mail, return receipt requested on postage prepaid, or (iv) on the next Business Day if transmitted by nationally recognized overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	With respect to Buyer:

Vector Biosource, Inc.

80 Monatiquot Ave

Braintree, MA 02184

Attention: Corain McGinn

E-mail: cmcginn@vectorbiosource.com

With copy (which shall not constitute notice) to,

Frank Dias, Jr

8732 Palomino Drive

Lake Worth, Florida 33467

Email: fdiasjr@vectorbiosource.com

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(b)	With respect to the Seller

Grifols Bio Supplies, Inc.

2410 Grifols Way

Los Angeles, CA 90032

Attention: Frederic Esrailian / Oscar Calsamiglia

Email: frederic.esrailian@grifols.com / oscar.calsamiglia@grifols.com

With copies (which shall not constitute notice) to:

Javier Bau / Ignasi Bruguer

Osborne Clarke Spain

Av. Diagonal, 477, planta 20, 08036 Barcelona

Email: javier.bau@osborneclarke.com / ignasi.bruguer@osborneclarke.com

Notices shall be effective upon receipt if personally delivered, on the day following the date of confirmed successful transmission if sent by facsimile, and on the one (1) Business Day following the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party.

13.9	Entire Agreement. This Agreement, the Transition Services Agreement and any ancillary agreements provided herein constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, both written and oral, with respect to such subject matter (including any letter of intent or term sheet). No Party hereto has made any representation or warranty or given any covenant to another Party hereto except as set forth in this Agreement.

13.10	Equitable remedies. Unless otherwise regulated herein, this Agreement is not intended to and does not confer upon any person or entity other than the Parties hereto any legal or equitable rights or remedies.

13.11	Counterparts. This Agreement may be executed in counterparts (including by electronic or .pdf transmission), each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by photographic, photostatic, facsimile, portable document format (.pdf), DocuSign or other electronic signature with the same binding effect as original ink signatures. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

13.12	No Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any person or entity other than the Parties hereto any legal or equitable rights or remedies.

13.13	Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to pursue an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court sitting in the State of Delaware, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the Parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave, as a defense, counterclaim or otherwise, in any action involving any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Each of the Parties hereby irrevocably waives any requirements for the securing or posting of any bond or other security with such remedy.

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13.14	Applicable Law and Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The Parties hereby irrevocably submit exclusively to the jurisdiction of any state or federal court sitting in the County of New York, and in no other court solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in said courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.8shall be valid and sufficient service thereof. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum and the right to seek to transfer venue if brought in the appropriate jurisdiction under this Section 13.14, (ii) agrees not to commence any action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgement in any such Action shall be conclusive and may be enforced in other jurisdiction by suit or judgement or in any other manner provided by Law. In the event of arbitration or litigation arising out of or in connection with this Agreement, the prevailing Party, or as otherwise determined by the arbitrator or Court, shall be entitled to an award of its attorneys’ fees and costs therein incurred.

13.15	Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

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In witness whereof, the Parties have executed this Agreement as of the day and year first above written.

VECTOR BIOSOURCE, INC.

/s/ Frank Dias Jr.
By:	Frank Dias, Jr.
Title:	Chief Executive Officer

GRIFOLS BIO SUPPLIES INC.

/s/ Frederic Esrailian
By:	Frederic Esrailian
Title:	Authorized

[Signature Page to Assets Purchase Agreement]

List of Schedules

Schedule 1 – Blood Collection Centers

Schedule 2 – Assigned Contracts

Schedule 3 – Collection Materials

Schedule 4 – Disclosure Schedules

Schedule 5 – Owned Real Property

Schedule 6 – Permits

Schedule 7 – Systems and Software Assets

Schedule 8 – Transferred Leased Real Property

Schedule 9 – Transferred Permits

Schedule 10 – Transition Services Agreement.

Schedule 11 – Consents

Schedule 12 – Owned Real Property deed

Schedule 13 – Allocation of Purchase Price

Schedule 1

Blood Collection Centers

1.	Grifols Bio Supplies Inc.

8031 NE 5th Avenue
Suite 22
Miami, FL 33138 USA
305-691-0130

2.	Grifols Bio Supplies Inc.

1250-52 North Broad Street
Philadelphia, PA 19121-5135 USA
215-765-2554

3.	Grifols Bio Supplies Inc.

243 N Cleveland Street
Memphis, TN 38104-7148 USA
901-272-0526

4.	Grifols Bio Supplies Inc.

3582 Walker Avenue
Memphis, TN 38111-5971 USA
901-323-1136

Schedule 5

Owned Real Property

1.	Grifols Bio Supplies Inc.

1250-52 North Broad Street
Philadelphia, PA 19121-5135 USA
215-765-2554

2.	Grifols Bio Supplies Inc.

243 N Cleveland Street
Memphis, TN 38104-7148 USA
901-272-0526